 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Fang Holdings Limited

(Name of Issuer)

Class A ordinary shares, par value HK$1.00 per share

(Title of Class of Securities)

30711Y300**

(CUSIP Number)

Chi Sing HO

c/o IDG Capital Management (HK) Ltd.

Unit 5505, 55/F., The Center

99 Queen’s Road

Central, Hong Kong

Fax: 852-2529 1619

Tel: 852-39031333

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

January 28, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This CUSIP applies to the American Depositary Shares of the Issuer, evidenced by American Depositary Receipts, each representing ten Class A Ordinary Shares. No CUSIP has been assigned to the Class A Ordinary Shares of the Issuer.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG Alternative Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO, BK
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG Maximum Financial Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON Blinkmax Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED VOTING POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED VOTING POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED VOTING POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0 Class A Ordinary Shares
	8.	Shared Voting Power 0 Class A Ordinary Shares
	9.	Sole Dispositive Power 0 Class A Ordinary Shares
	10.	Shared Dispositive Power 0 Class A Ordinary Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON CHUANG XI CAPITAL HOLDINGS LIMITED
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0 Class A Ordinary Shares
	8.	Shared Voting Power 0 Class A Ordinary Shares
	9.	Sole Dispositive Power 0 Class A Ordinary Shares
	10.	Shared Dispositive Power 0 Class A Ordinary Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital III Investors L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund GP III Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund GP Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON QUAN ZHOU
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 0 Class A Ordinary Shares
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0 Class A Ordinary Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON CHI SING HO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0 Class A Ordinary Shares
	8.	Shared Voting Power 0 Class A Ordinary Shares
	9.	Sole Dispositive Power 0 Class A Ordinary Shares
	10.	Shared Dispositive Power 0 Class A Ordinary Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON DONGLIANG LIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON Quartz Fortune Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON IDG Ultimate Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON Velda Power Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 30711Y300	13D/A

1.	NAME OF REPORTING PERSON Clever Sight Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
	9.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	10.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (See Instructions) CO

Introductory Note

This Amendment No. 4 (“Amendment No. 4”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on November 17, 2015, as amended by Amendment No. 1 to Schedule 13D filed by the SEC on November 1, 2018, further amended by Amendment No. 2 to Schedule 13D filed by the SEC on December 18, 2018, and further amended by Amendment No. 3 to Schedule 13D filed by the SEC on December 2, 2019 (the “Original Schedule 13D”). Except as amended and supplemented herein, the information set forth in the Original Schedule 13D remains unchanged. Capitalized terms used but not defined in this Schedule 13D have the respective meanings set forth in the Original Schedule 13D.

Item 4. Purpose of Transaction.

The information in Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

On January 28, 2022 ACE SMART INVESTMENTS LIMITED (“ACE”) and Chuang Xi entered into a Share Transfer Agreement (the “Chuang Xi STA”), pursuant to which, subject to the terms and conditions therein, Chuang Xi shall transfer and sell and ACE shall purchase 47,788 American Depository Shares of the Issuer (the “ADSs”), representing 477,880 Class A Ordinary Shares, at the price of $5.83 per ADS, for an aggregate purchase price of $278,604.04. The settlement date of the sale is January 31, 2022.

On January 28, 2022, ACE and Clever Sight entered into a Share Transfer Agreement (the “Clever Sight STA”), pursuant to which, subject to the terms and conditions therein, Clever Sight shall transfer and sell and ACE shall purchase 340,736 ADSs, representing 3,407,360 Class A Ordinary Shares, at the price of $5.83 per ADS, for an aggregate purchase price of $1,986,490.88. The settlement date of the sale is January 31, 2022.

On January 28, 2022, ACE and IDG Alternative entered into a Share Transfer Agreement (the “IDG Alternative STA”), pursuant to which, subject to the terms and conditions therein, IDG Alternative shall transfer and sell and ACE shall purchase 48,000 ADSs, representing 480,000 Class A Ordinary Shares, at the price of $5.83 per ADS, for an aggregate purchase price of $279,840.00. The settlement date of the sale is January 31, 2022.

On January 28, 2022, ACE and IDG-Accel China Capital Investors L.P. entered into a Share Transfer Agreement (the “IDG-Accel Investors STA”), pursuant to which, subject to the terms and conditions therein, IDG-Accel China Capital Investors L.P. shall transfer and sell and ACE shall purchase 9,769 ADSs, representing 97,690 Class A Ordinary Shares, at the price of $5.83 per ADS, for an aggregate purchase price of $56,953.27. The settlement date of the sale is January 31, 2022.

On January 28, 2022, ACE and IDG-Accel China Capital L.P. entered into a Share Transfer Agreement (together with the Chuang Xi STA, the Clever Sight STA, the IDG Alternative STA and the IDG-Accel Investors STA, the “Share Transfer Agreements”), pursuant to which, subject to the terms and conditions therein, IDG-Accel China Capital L.P. shall transfer and sell and ACE shall purchase 211,606 ADSs, representing 2,116,060 Class A Ordinary Shares, at the price of $5.83 per ADS, for an aggregate purchase price of $1,233,662.98. The settlement date of the sale is January 31, 2022.

As previously filed by the Issuer on Form 6-K on September 28, 2021, the Issuer, China Index Holdings Limited (“CIH”) and each of (i) IDG Ultimate, (ii) Quartz Fortune, (iii) Velda Power ((i)-(iii) collectively, the “Note Holders”), respectively, have entered into a settlement deed dated as of August 20, 2021 (each, a “Settlement Deed”), pursuant to which the Issuer and CIH shall each bear half and together repay the Note Holders 50% of the outstanding principal under their Convertible Notes and accrued interest on September 30, 2021 and the remaining 50% of the outstanding principal and accrued interest on December 31, 2021, in full and final settlement of the Issuer’s indebtedness under their Convertible Notes. Accordingly, the Issuer shall repay a total of $70,716,813 to the Note Holders by December 31, 2021.

After giving effect to the Share Transfer Agreements and the Settlement Deeds, the Reporting Persons no longer hold any issued and outstanding Class A Ordinary Shares or other securities of the Issuer. This is the final amendment to the Original Schedule 13D, and an exit filing for the Reporting Persons.

Item 5. Interest in Securities of the Issuer

The information in Items 5(a), 5(b), 5(c) and 5(e) of the Original Schedule 13D is hereby amended and restated as follows:

(a)-(b) As of the date hereof, and after giving effect to the Share Transfer Agreements and the Settlement Deeds, the Reporting Persons no longer hold any issued and outstanding Class A Ordinary Shares or other securities of the Issuer.

(c) There have been no transactions in the shares of the Class A Ordinary Shares during the sixty days prior to the date hereof by the Reporting Persons, other than as disclosed herein.

(e) As of the date hereof, and after giving effect to the Share Transfer Agreements and the Settlement Deeds, the Reporting Persons no longer hold any issued and outstanding Class A Ordinary Shares or other securities of the Issuer.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The information in Item 6 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

The description of the Share Transfer Agreements or the Settlement Deeds does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Share Transfer Agreements or the Settlement Deeds, which is filed as part of this Amendment No. 4 and incorporated by reference herein.

To the best knowledge of the Reporting Persons, except as provided herein, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to any securities of the Issuer, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies, or a pledge or contingency, the occurrence of which would give another person voting power over the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits.

The information in Item 7 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

Exhibit	Description

A	Share Transfer Agreement, dated January 28, 2022, by and between ACE SMART INVESTMENTS LIMITED and Chuang Xi Capital Holdings Limited

B	Share Transfer Agreement, dated January 28, 2022, by and between ACE SMART INVESTMENTS LIMITED and Clever Sight Limited

C	Share Transfer Agreement, dated January 28, 2022, by and between ACE SMART INVESTMENTS LIMITED and IDG Alternative Global Limited

D	Share Transfer Agreement, dated January 28, 2022, by and between ACE SMART INVESTMENTS LIMITED and IDG-Accel China Capital Investors L.P.

E	Share Transfer Agreement, dated January 28, 2022, by and between ACE SMART INVESTMENTS LIMITED and IDG-Accel China Capital L.P.

F	Settlement Deed among Fang Holdings Limited, China Index Holdings Limited, and IDG Ultimate Global Limited, dated August 20, 2021 (incorporated by reference to Exhibit 99.4 to Form 6-K filed by Fang Holdings Limited on September 28, 2021)

G	Settlement Deed among Fang Holdings Limited, China Index Holdings Limited, and Quartz Fortune Limited, dated August 20, 2021 (incorporated by reference to Exhibit 99.5 to Form 6-K filed by Fang Holdings Limited on September 28, 2021)

H	Settlement Deed among Fang Holdings Limited, China Index Holdings Limited, and Velda Power Limited, dated August 20, 2021 (incorporated by reference to Exhibit 99.6 to Form 6-K filed by Fang Holdings Limited on September 28, 2021)

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2022

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

IDG MAXIMUM FINANCIAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

BLINKMAX LIMITED

By:	/s/ Dongliang LIN
	Name:	Dongliang LIN
	Title:	Director

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

CHUANG XI CAPITAL HOLDINGS LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA CAPITAL FUND III L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL III INVESTORS L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND II L.P.

By:	/s/ Hugo SHONG
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND III ASSOCIATES L.P.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND GP III ASSOCIATES LTD.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA MEDIA FUND II ASSOCIATES L.P.

By:	/s/ Hugo SHONG
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND GP ASSOCIATES LTD.

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

QUAN ZHOU

By:	/s/ Quan Zhou
	Name:	Quan Zhou

CHI SING HO

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho

DONGLIANG LIN

By:	/s/ Dongliang Lin
	Name:	Dongliang Lin

QUARTZ FORTUNE LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

IDG ULTIMATE GLOBAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

VELDA POWER LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

CLEVER SIGHT LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director